Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Fourth Quarter Results

•	Total revenues of $52.1 million, a 4% year-over-year increase
•	Net loss of $(2.2) million and loss per diluted share of $(0.05)
•	Adjusted EBITDA of $8.3 million and a 16% Adjusted EBITDA margin
•	$11.2 million in cash on hand and $12.9 million of total debt as of December 31, 2019

HOUSTON, March 2, 2020 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2019.

Financial Review

Fourth Quarter 2019 Financial Results

Revenues were $52.1 million for the quarter ended December 31, 2019, which was an increase of 4% compared to the fourth quarter of 2018. Our Canadian and international revenues increased by 24% and 58%, respectively on a year-over-year basis, while our U.S. revenue fell by 18%, reflecting a reduction in industry activity in the U.S. during the quarter as compared to the prior year. Total revenues decreased by 14% as compared to the third quarter of 2019 with decreases of 21% in the United States, 8% in Canada and 10% outside of North America.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $26.1 million, or 50% of total revenues, in the fourth quarter of 2019,  an increase compared to $24.2 million, or 48% of total revenues, in the fourth quarter of 2018. Cost of sales in the fourth quarter of 2019 was a lower percentage of revenues due to increased sales at Repeat Precision, LLC (“Repeat Precision”), which enabled better fixed cost utilization, increased sales in Canada and in international markets, and leveraging our volumes with our vendors. This was partially offset by reductions in sales of fracturing systems and well construction products in the United States, increased customer and competitor driven pricing pressure for our products and services, and higher cost of sales in tracer diagnostics, related to field service staffing levels and increased chemical costs associated with tariffs imposed on certain imports from China that were increased in May 2019.

Selling, general and administrative (“SG&A”) expenses of $22.2 million increased in the fourth quarter as compared to the fourth quarter of the prior year.  The increase was primarily due to higher litigation expenses and bad debt expense, partially offset by a reduction in professional services and research and development expenses.

Net loss was $(2.2) million, or $(0.05) per diluted share, for the quarter ended December 31, 2019, which included a net impact of $0.3 million (after tax effect of $0.2 million, or  $0.01 per diluted share) related to realized and unrealized foreign currency gains and losses as well as the income tax impact of the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment recorded in the second quarter of 2019. Adjusted net loss,  which excludes these items, was $(2.0) million, or $(0.04) per diluted share, for the quarter ended December 31, 2019. This compares to a net loss of $(203.6) million, or $(4.51) per diluted share, in the fourth quarter of 2018, which included a net impact of $227.1 million (after tax effect of $201.1 million, or $4.45 per diluted share) related to impairments, the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses in addition to the tax effect of non-deductible impairment charges in the fourth quarter of 2018. Adjusted net loss, which excludes these items, was  $(2.5) million, or $(0.06) per diluted share, for the quarter ended December 31, 2018.

Adjusted EBITDA was $8.3 million for the quarter ended December 31, 2019,  an increase of $0.6 million as compared to the fourth quarter of 2018.  Adjusted EBITDA margin for the quarter was 16%, as compared to 15% for the fourth quarter of 2018.

Full Year 2019 Financial Results

For the year ended December 31, 2019, the Company reported revenues of $205.5 million, a decrease of $21.5 million, or 9% as compared to the year ended December 31, 2018. Net loss was $(32.8) million for the year ended December 31, 2019 compared to $(190.3) million for the year ended December 31, 2018. Adjusted net loss was $(11.0) million for the year ended December 31, 2019 compared to adjusted net income of $9.3 million for the year ended December 31, 2018. Adjusted EBITDA of $28.2 million for the year ended December 31, 2019 was a decrease of $21.6 million as compared to the year ended December 31, 2018.

Cash flows from operating activities during 2019 of $17.9 million was $3.9 million higher than in the prior year, while cash flows from investing activities of $(5.0) million compared favorably to $(15.4) million in 2018.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.6 million, net, for the fourth quarter of 2019 and $5.0 million, net, for the year ended December 31, 2019.

As of December 31, 2019, the Company had $11.2 million in cash and $12.9 million in total debt. During the fourth quarter, the Company reduced its total debt by $3.4 million, including a $3.0 million reduction in its revolving credit facility balance.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “NCS had a very successful year in 2019, despite a challenging market environment. Our revenue outperformed the underlying rig count in each of the U.S., Canadian and international markets. We grew our full-year international revenue by 11%, with international markets representing 8% of our total revenue for the year as compared to 6% in 2018. In the U.S., our revenue in 2019 was flat relative to 2018, despite an 8% percent drop in the average horizontal rig count, largely due to continued market share gains and product innovation at Repeat Precision. In Canada, while our full-year revenue declined due to a reduction in customer activity, we were able to improve our market position throughout the year, which resulted in year-over-year revenue growth in the fourth quarter of 24% as compared to an underlying rig count decline of 23%.

As market conditions deteriorated, we demonstrated our focus on controlling our expenses and maximizing our cash flow. We reduced our workforce by 6% in July and continue to increase the efficiency of our operations. During the year we continued to review our capital expenditure needs, leading to a year-over-year reduction of over $10 million, or 68%. We were able to utilize cash on hand as well as cash generated during the year to both reduce our gross debt balance by $12.8 million and make a one-time $10.0 million earn-out payment to our partner in Repeat Precision. We ended the year with a cash balance of $11.2 million, which exceeds the $10.0 million drawn under our revolving credit facility.

We currently expect that customer capital budgets in the U.S. for 2020 will be 10%-15% lower than 2019 levels, and that customer capital budgets in Canada will be modestly lower than in 2019. We are encouraged by positive developments of major projects currently underway that, once completed, would improve pipeline takeaway capacity for our Canadian customers. We currently expect that customer budgets in international markets will increase modestly in 2020 as compared to 2019. Actual activity levels will depend in part on the ultimate impact of the Coronavirus on the Chinese and global economy and the resulting impact on oil demand.

We believe that our products and services enable our customers to increase operating efficiencies, better understand and optimize their assets and reduce their costs, which has allowed us to improve our market position over time. We are delivering the breadth of our product and service offerings across the geographies where we operate and expect to continue to bring new technologies to our customers. We believe that we are well positioned to outperform the underlying customer spending changes that we expect in each of the U.S., Canada and internationally.

We will continue to be disciplined in making investments in our business. We expect our capital spending in 2020 to be at or below 2019 levels and we believe we are positioned to grow our free cash flow generation in 2020, which will further enhance our strong balance sheet and allow us to improve our return on invested capital.

I’d like to thank all of the employees at NCS and at Repeat Precision for their dedication and contributions. We have the right team and the right strategies in place to deliver value to customers, drive innovation in the industry and create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2019 results on Tuesday,  March 3, 2020 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 6371077. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 6371077. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:  declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to accurately predict customer demand; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$34,893	$34,267	$145,826	$156,781
Services	17,201	15,921	59,659	70,182
Total revenues	52,094	50,188	205,485	226,963
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	18,049	17,292	75,081	74,892
Cost of services, exclusive of depreciation and amortization expense shown below	7,928	8,693	32,949	33,414
Total cost of sales, exclusive of depreciation and amortization expense shown below	25,977	25,985	108,030	108,306
Selling, general and administrative expenses	22,194	20,305	88,554	82,813
Depreciation	1,495	1,318	5,877	4,747
Amortization	1,108	3,231	4,559	13,090
Change in fair value of contingent consideration	—	133	37	(2,872)
Impairments	—	227,543	7,919	227,543
Income (loss) from operations	1,320	(228,327)	(9,491)	(206,664)
Other income (expense)
Interest expense, net	(428)	(581)	(1,925)	(1,963)
Other (expense) income, net	(41)	114	308	182
Foreign currency exchange (loss) gain	(280)	561	(958)	162
Total other (expense) income	(749)	94	(2,575)	(1,619)
Income (loss) before income tax	571	(228,233)	(12,066)	(208,283)
Income tax expense (benefit)	552	(26,189)	10,752	(23,052)
Net income (loss)	19	(202,044)	(22,818)	(185,231)
Net income attributable to non-controlling interest	2,196	1,521	10,005	5,086
Net loss attributable to NCS Multistage Holdings, Inc.	$(2,177)	$(203,565)	$(32,823)	$(190,317)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.05)	(4.51)	$(0.70)	$(4.25)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.05)	(4.51)	$(0.70)	$(4.25)
Weighted average common shares outstanding
Basic	46,911	45,088	46,643	44,788
Diluted	46,911	45,088	46,643	44,788

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,243	$25,131
Accounts receivable—trade, net	41,960	49,984
Inventories, net	39,921	32,753
Prepaid expenses and other current assets	2,444	2,037
Other current receivables	5,028	4,685
Total current assets	100,596	114,590
Noncurrent assets
Property and equipment, net	32,974	32,296
Goodwill	15,222	23,112
Identifiable intangibles, net	45,248	48,985
Deposits and other assets	8,531	1,392
Deferred income taxes, net	6	9,326
Total noncurrent assets	101,981	115,111
Total assets	$202,577	$229,701
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,549	$7,167
Accrued expenses	3,451	4,084
Income taxes payable	1,883	184
Current contingent consideration	—	9,963
Current maturities of long-term debt	1,481	2,236
Other current liabilities	4,416	1,991
Total current liabilities	19,780	25,625
Noncurrent liabilities
Long-term debt, less current maturities	11,436	23,455
Other long-term liabilities	4,860	1,258
Deferred income taxes, net	2,956	3,132
Total noncurrent liabilities	19,252	27,845
Total liabilities	39,032	53,470
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at	—	—
December 31, 2019 and one share issued and outstanding at December 31, 2018
Common stock, $0.01 par value, 225,000,000 shares authorized, 46,905,782 shares issued and 46,813,117 shares outstanding at December 31, 2019 and 45,100,771 shares issued
and 45,072,463 shares outstanding at December 31, 2018	469	451
Additional paid-in capital	424,633	411,423
Accumulated other comprehensive loss	(80,811)	(84,030)
Retained deficit	(199,029)	(166,206)
Treasury stock, at cost; 92,665 shares at December 31, 2019 and 28,308 shares
at December 31, 2018	(652)	(337)
Total stockholders’ equity	144,610	161,301
Non-controlling interest	18,935	14,930
Total equity	163,545	176,231
Total liabilities and stockholders' equity	$202,577	$229,701

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2019	2018
	(Unaudited)
Cash flows from operating activities
Net loss	$(22,818)	$(185,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,436	17,837
Impairments	7,919	227,543
Amortization of deferred loan cost	312	334
Share-based compensation	12,542	10,930
Provision for inventory obsolescence	895	1,673
Deferred income tax expense (benefit)	9,000	(28,840)
(Gain) loss on sale of property and equipment	(312)	74
Change in fair value of contingent consideration	37	(2,872)
Provision for doubtful accounts	3,500	304
Payment of contingent consideration	(3,042)	—
Changes in operating assets and liabilities:
Accounts receivable—trade	4,735	(4,213)
Inventories, net	(7,639)	(2,949)
Prepaid expenses and other assets	488	(624)
Accounts payable—trade	2,580	219
Accrued expenses	(681)	(2,430)
Other liabilities	(1,606)	(620)
Income taxes receivable/payable	1,603	(17,109)
Net cash provided by operating activities	17,949	14,026
Cash flows from investing activities
Purchases of property and equipment	(6,123)	(11,134)
Purchase and development of software and technology	(251)	(4,675)
Proceeds from sales of property and equipment	1,372	399
Net cash used by investing activities	(5,002)	(15,410)
Cash flows from financing activities
Equipment note borrowings	835	1,988
Payments on equipment note and finance leases	(5,021)	(2,422)
Promissory note borrowings	—	5,360
Payments on promissory note	—	(8,673)
Payments on revolver	(10,000)	—
Payment of contingent consideration	(6,958)	—
Payment of deferred loan cost related to senior secured revolving credit facility	(871)	—
Proceeds from the exercise of options for common stock, net	—	1,079
Treasury shares withheld	(315)	(162)
Distribution to non-controlling interest	(6,000)	(2,300)
Proceeds from the issuance of ESPP shares	1,025	—
Net cash used by financing activities	(27,305)	(5,130)
Effect of exchange rate changes on cash and cash equivalents	470	(2,164)
Net change in cash and cash equivalents	(13,888)	(8,678)
Cash and cash equivalents beginning of period	25,131	33,809
Cash and cash equivalents end of period	$11,243	$25,131
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$1,070	$1,373
Cash paid for income taxes (net of refunds)	$122	$22,356
Noncash investing and financing activities
Assets obtained by entering into finance leases	$1,383	$2,603
Changes in accounts payable related to capital expenditures	$(599)	$783

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE

	Three Months Ended				Year Ended
	December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(2,177)	$(0.05)	$(203,565)	$(4.51)	$(32,823)	$(0.70)	$(190,317)	$(4.25)
Adjustments
Impairments (a)	—	—	227,543	5.04	7,919	0.17	227,543	5.08
Realized and unrealized (gains) losses (b)	327	0.01	(540)	(0.01)	994	0.02	(172)	(0.01)
Change in fair value of contingent consideration (c)	—	—	133	—	37	—	(2,872)	(0.06)
Income tax impact from adjustments (d)	(118)	—	(26,063)	(0.58)	12,836	0.27	(24,847)	(0.56)
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(1,968)	$(0.04)	$(2,492)	$(0.06)	$(11,037)	$(0.24)	$9,335	$0.20

_____________________

(a)	Represents non-cash impairment charges for goodwill during 2019 and goodwill and intangible assets during 2018 as the fair values were lower than the carrying values.
(b)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(d)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset in addition to the tax effect of a non-deductible goodwill impairment recorded during the second quarter of 2019. The change in 2018 is related to the tax effect of non-deductible impairment charges recorded in the fourth quarter of 2018.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$19	$(202,044)	$(22,818)	$(185,231)
Income tax expense (benefit)	552	(26,189)	10,752	(23,052)
Interest expense, net	428	581	1,925	1,963
Depreciation	1,495	1,318	5,877	4,747
Amortization	1,108	3,231	4,559	13,090
EBITDA	3,602	(223,103)	295	(188,483)
Impairments (a)	—	227,543	7,919	227,543
Share-based compensation (b)	3,050	2,733	12,204	10,930
Professional fees (c)	1,212	294	4,952	1,542
Unrealized foreign currency loss (gain) (d)	1,374	(693)	1,691	1,479
Realized foreign currency (gain) loss (e)	(1,094)	132	(733)	(1,641)
Change in fair value of contingent consideration (f)	—	133	37	(2,872)
Severance and other termination benefits (g)	—	—	721	—
Other (h)	175	713	1,098	1,241
Adjusted EBITDA	$8,319	$7,752	$28,184	$49,739
Adjusted EBITDA Margin	16%	15%	14%	22%
Adjusted EBITDA Less Share-Based Compensation	$5,269	$5,019	$15,980	$38,809

_____________________

(a)	Represents non-cash impairment charges for goodwill during 2019 and goodwill and intangible assets during 2018 as the fair values were lower than the carrying values.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(d)	Represents unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)	Represents realized foreign currency translation gains and losses due to movement in the foreign currency exchange rates between the periods.
(f)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(g)	Reflects charges incurred in connection with a reduction in workforce implemented in the third quarter of 2019.
(h)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
United States
Product sales	$16,856	$19,447	$79,128	$67,458
Services	5,793	8,008	24,163	35,984
Total United States	22,649	27,455	103,291	103,442
Canada
Product sales	15,942	13,218	59,895	80,871
Services	7,998	6,040	26,668	28,607
Total Canada	23,940	19,258	86,563	109,478
Other Countries
Product sales	2,095	1,602	6,803	8,452
Services	3,410	1,873	8,828	5,591
Total Other Countries	5,505	3,475	15,631	14,043
Total
Product sales	34,893	34,267	145,826	156,781
Services	17,201	15,921	59,659	70,182
Total revenues	$52,094	$50,188	$205,485	$226,963